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                                                                     EXHIBIT 5.1






                                 April 15, 1999




Multi-Link Telecommunications, Inc.
811 Lincoln Street, Suite 500
Denver, Colorado 80203

Gentlemen:

         You have requested our opinion as to certain matters arising under the Colorado Business Corporation Act which relate to the issuance of the shares of $0.01 par value common stock ("Common Stock") and common stock purchase warrants ("Warrants") which are described on the cover page of Registration Statement No. 333-72889 as filed with the United States Securities and Exchange Commission.

         We have reviewed the Restated Articles of Incorporation, as amended, of the Company, the minutes of the board of directors and of the shareholders of the Company and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that the shares of Common Stock and Warrants are validly authorized, and assuming the shares of Common Stock and Warrants are paid for as described in such Registration Statement, when issued, the shares of Common Stock and Warrants will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act.


         This opinion is limited to applicability of the Colorado Business Corporation Act and Colorado common law to the issuance of the shares of Common Stock and Warrants. This opinion does not cover or in any way relate to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, the statutory or common law of any other state or any other federal law which may apply to transactions including the sale of a security.


         We consent to you describing this firm as having issued the opinion in the Prospectus which is a part of the Registration Statement referenced above.

                                 SMITH McCULLOUGH, P.C.